Exhibit (2)(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of Crow Point Global Dividend Plus Fund (“the Fund”), a series of shares of beneficial interest, and to the use of our opinion dated June 14, 2016 on the statement of assets and liabilities and the related statement of operations as of June 6, 2016 of the Crow Point Global Dividend Plus Fund. Such financial statements appear in the Fund's Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 14, 2016